CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
SERIES C PREFERRED STOCK
OF
GLOWPOINT, INC.

The undersigned, the Chief Executive Officer and President of Glowpoint, Inc., a Delaware corporation (the "Company"), in accordance with the provisions of the Delaware General Corporation Law, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Company, the following resolution creating a series of Series C Convertible Preferred Stock, was duly adopted on September 18, 2007.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by provisions of the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), there hereby is created out of the shares of Preferred Stock, par value $.0001 per share, of the Company authorized in Article IV of the Certificate of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Company, to be named "Series C Convertible Preferred Stock,” consisting of One Thousand Five Hundred (1,500) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series C Convertible Preferred Stock, par value $.0001 per share (the "Series C Preferred Stock"). The maximum number of shares of Series C Preferred Stock shall be One Thousand Five Hundred (1,500) shares. The Series C Preferred Stock shall rank prior to the common stock, par value $.0001 per share (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms rank junior to the Series C Preferred Stock ("Junior Stock"). Subject to Section 3(a), the Series C Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends. No dividends shall accrue or be payable on any shares of Series C Preferred Stock.

3. Voting Rights.

(a) Class Voting Rights. So long as shares of the Series C Preferred Stock with a value of at least $2 million remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least 75% of the shares of the Series C Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series C Preferred Stock vote separately as a class, (i) authorize, create, issue or increase the authorized or issued amount of any class of debt or equity securities, ranking pari passu or senior to the Series C Preferred Stock, with respect to the distribution of assets on liquidation, dissolution or winding up; (ii) amend, alter or repeal the provisions of the Series C Preferred Stock, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (iii) repurchase, redeem or pay dividends on, shares of Common Stock or any other shares of the Company's Junior Stock (other than (1) in connection with any employee stock option plan or employee stock purchase plan which is approved by the Board of Directors and is existing as of the date hereof, (2) de minimus repurchases from employees of the Company, and (3) any contractual redemption obligations existing as of the date hereof as disclosed in the Company’s public filings with the Securities and Exchange Commission); (iv) amend the Certificate of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that any creation and issuance of another series of Junior Stock shall not be deemed to adversely affect such rights, preferences, privileges or voting powers; (v) effect any distribution with respect to Junior Stock other than as permitted hereby; (vi) reclassify the Company's outstanding securities; or (vii) materially change the nature of the Company’s business. Notwithstanding the foregoing to the contrary, the Company may (i) issue the Notes and the Warrants (each as defined below); (ii) obtain and utilize a credit facility any banking institution on terms that are no less favorable to the Company than the terms of the credit facility it had with JPMorgan Chase Bank; and (iii) obtain and utilize any line of credit, factoring arrangement or other similar financing arrangement in connection with servicing the Company’s receivables in an amount up to $1,000,000.

(b) General Voting Rights. Except with respect to transactions upon which the Series C Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and Section 10 below, and except as otherwise required by Delaware law, the Series C Preferred Stock shall have no voting rights. The Common Stock into which the Series C Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

4. Liquidation, Dissolution; Winding-Up.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of the Series C Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to $10,000 per share (the "Liquidation Preference Amount") before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series C Preferred Stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the Series C Preferred Stock, then all of said assets will be distributed among the holders of the Series C Preferred Stock and the other classes of stock on a parity with the Series C Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series C Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series C Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined reasonably and in good faith by the Board of Directors of the Company) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series C Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series C Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) A consolidation or merger of the Company with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting shares of the Company is disposed of or conveyed, shall not be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. In the event of the merger or consolidation of the Company with or into another corporation, subject to Section 5(e)(v), the Series C Preferred Stock shall maintain its relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

(c) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall, to the extent possible, be given by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

5. Conversion. The holder of Series C Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

(a) Right to Convert. At any time on or after the date of issuance of the Series C Preferred Stock (the “Issuance Date”), the holder of any shares of Series C Preferred Stock may, at such holder's option, subject to the limitations set forth in Section 7 herein, elect to convert (a "Voluntary Conversion") all or any portion of the shares of Series C Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series C Preferred Stock being converted divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a notice of redemption of any shares of Series C Preferred Stock pursuant to Section 8 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series C Preferred Stock. In the event of such a redemption or liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series C Preferred Stock notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series C Preferred Stock that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series C Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series C Preferred Stock into full shares of Common Stock on any date (the "Voluntary Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice"), to the Company; and (B) as soon as practicable following such Voluntary Conversion Date, surrender to a common carrier for delivery to the Company the original certificates representing the shares of Series C Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates") and the originally executed Conversion Notice.

(ii) Company's Response. Upon receipt by the Company of a copy of the fully executed Conversion Notice, the Company or its designated transfer agent (the "Transfer Agent"), as applicable, shall within three (3) business days following the date of receipt by the Company of a copy of the fully executed Conversion Notice, issue and deliver to the Depository Trust Company ("DTC") account on the holder's behalf via the Deposit Withdrawal Agent Commission System ("DWAC") as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be required to issue and deliver the shares to the DTC on a holder's behalf via DWAC if (i) such conversion is in connection with a sale, (ii) the shares of Common Stock may be issued without restrictive legends and (iii) the Company and the Transfer Agent are participating in DTC through the DWAC system. If all of the conditions set forth in clauses (i), (ii) and (iii) above are not satisfied, the Company shall deliver physical certificates to the holder or its designee. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series C Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series C Preferred Stock not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within two (2) business days of such disputed arithmetic calculation being submitted to the holder, then the Company shall within two (2) business days submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent, outside accountant (the "Accountant"). The Company shall cause the Accountant to perform the calculations and notify the Company and the holder of the results no later than five (5) business days from the time it receives the disputed calculations. The Accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such Accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designations shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series C Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert. If within five (5) business days of the Company's receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day), the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series C Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series C Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a "Conversion Failure"), in addition to all other available remedies which such holder may pursue hereunder and under any other agreements entered into in connection with the issuance of the Series C Preferred Stock (including any indemnification provisions contained therein), the Company shall pay additional damages to such holder on each business week after such fifth (5th) business day that such conversion is not timely effected (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such fifth business day) in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 5(b)(ii), the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 5(b)(ii) and (B) the Closing Bid and Ask Price (as defined below) of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 5(b)(ii). If the Company fails to pay the additional damages set forth in this Section 5(b)(v) within seven (7) business days of the date incurred, then such payment shall bear interest at the rate of 1.0% per month (pro rated for partial months) until such payments are made.

(vi) Buy-In Rights. In addition to any other rights available to the holders of Series C Preferred Stock, if within three (3) business days of the Company's receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day), the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series C Preferred Stock (a "Conversion Failure"), and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series C Preferred Stock which the holder anticipated receiving upon such conversion (a “Buy-In”), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series C Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series C Preferred Stock as required pursuant to the terms hereof.

(c) Mandatory Conversion.

(i) Each share of Series C Preferred Stock outstanding on the Mandatory Conversion Date (as defined below) shall, automatically and without any action on the part of the holder thereof, convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series C Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date.

(ii) As used herein, "Mandatory Conversion Date" shall be the first date that the Closing Bid and Ask Price (as defined below) of the Common Stock exceeds $2.00 (as adjusted for stock splits, stock dividends, combinations and similar transactions) for a period of ten (10) consecutive trading days; provided that a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock is effective on the Mandatory Conversion Date and on each trading day of such ten (10) trading day period or the shares of Common Stock into which the Series C Preferred Stock can be converted may be offered for sale to the public pursuant to Rule 144(k) under the Securities Act of 1933, as amended. If on the Mandatory Conversion Date, a holder is prohibited from converting all of its shares of Series C Preferred Stock as a result of the restrictions contained in Section 7 of this Certificate of Designations, such shares of Series C Preferred Stock shall be exchanged for shares of a new series of preferred stock with preferences, rights and limitations substantially similar to those of the Series C Preferred Stock. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designations as the "Conversion Date." Notwithstanding the foregoing to the contrary, the Company may effect a mandatory conversion pursuant to this Section 5(c) only if (A) a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock is then in effect, (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), and (C) the Company is in material compliance with the terms and conditions of this Certificate of Designations, that certain Registration Rights Agreement, dated as of March 31, 2006, between the Company and the purchasers set forth therein, as amended, and that certain Exchange Agreement, dated as of September 21, 2007, by and between the Company and the purchasers set forth therein (collectively, the Transaction Documents”).

(iii) The term "Closing Bid and Ask Price" shall mean, for any security as of any date, the last average of the closing bid and ask price of such security on the OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid and ask prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid and Ask Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid and Ask Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company.

(iv) On the Mandatory Conversion Date, the outstanding shares of Series C Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its Transfer Agent; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series C Preferred Stock unless certificates evidencing such shares of Series C Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of the automatic conversion of the Series C Preferred Stock pursuant to this Section 5, the holders of the Series C Preferred Stock shall surrender the certificates representing the Series C Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall cause its Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder promptly following the holder's delivery of the applicable Preferred Stock Certificates.

(d) Conversion Price.

(i) The term "Conversion Price" shall mean $1.00 per share, subject to adjustment under Section 5(e) hereof.

(ii) Notwithstanding the foregoing to the contrary, if during any period (a "Black-out Period"), a holder of Series C Preferred Stock is unable to trade any Common Stock issued or issuable upon conversion of the Series C Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or because the Company has otherwise informed such holder of Series C Preferred Stock that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the holder of Series C Preferred Stock or due to the Company exercising its rights under Section 3(n) of (A) the Registration Rights Agreement, dated as of March 31, 2006, between the Company and the purchasers set forth therein, (B) the Registration Rights Agreement, dated as of February 17, 2004, between the Company and the purchasers set forth therein, or (C) the Registration Rights Agreement, dated as of December 17, 2002, between the Company and the purchasers set forth therein (each of the foregoing as may be amended from time to time (a "Registration Rights Agreement")), such holder of Series C Preferred Stock shall have the option but not the obligation on any Conversion Date within ten (10) trading days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such holder of Series C Preferred Stock that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period.

(e) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that no such adjustment shall be made if the holders of Series C Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series C Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series C Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series C Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series C Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series C Preferred Stock shall have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities or property which such holder would have had the right to receive had such holder converted its shares of Series C Preferred Stock immediately prior to the consummation of such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series C Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series C Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Adjustments for Issuance of Additional Shares of Common Stock.

(A) In the event the Company, shall, at any time or from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (the "Additional Shares of Common Stock"), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

(1) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price, and

(2) the denominator of which shall be equal to the number of shares of Common Stock outstanding immediately after the issuance of such Additional Shares of Common Stock.

No adjustment of the number of shares of Common Stock shall be made under paragraph (A) of this Section 5(e)(vi) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(e)(vii).

(vii) Issuance of Common Stock Equivalents. If the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Series C Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold (collectively, the "Common Stock Equivalents") and the aggregate of the price per share for which Additional Shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent, plus the consideration received by the Company for issuance of such Common Stock Equivalent divided by the number of shares of Common Stock issuable pursuant to such Common Stock Equivalent (the "Aggregate Per Common Share Price") shall be less than the Conversion Price, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended or adjusted shall make the Aggregate Per Common Share Price be less than Conversion Price in effect at the time of such amendment or adjustment, then the Conversion Price then in effect shall be adjusted pursuant to Section 5(e)(vi) above assuming that all Additional Shares of Common Stock have been issued pursuant to the Convertible Securities or Common Stock Equivalents for a purchase price equal to the Aggregate Per Common Share Price. No adjustment of the Conversion Price shall be made under this subsection (vii) upon the issuance of any Convertible Security which is issued pursuant to the exercise of any warrants or other subscription or purchase rights therefore, if any adjustment shall previously have been made to the exercise price of such warrants then in effect upon the issuance of such warrants or other rights pursuant to this subsection (vii). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(viii) Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Series C Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 5(e)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(ix) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(x) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) the Company's issuance of any Additional Shares of Common Stock and warrants therefore in connection with a merger and/or acquisition, consolidation, sale or disposition of all or substantially all of the Company's assets; provided that the Conversion Price shall be adjusted in accordance with Section 5(e)(v), (ii) the Company's issuance of Additional Shares of Common Stock or warrants therefore in connection with strategic agreements so long as such issuances are not for the purpose of raising capital, (iii) Common Stock or grants of options to purchase Common Stock pursuant to any stock option plans and employee stock purchase plans approved by the Company’s board of directors, so long as such issuances in the aggregate do not exceed the number of shares of Common Stock (or options to purchase such number of shares of Common Stock) issuable pursuant to such plans as they exist on the date hereof, (iv) any issuances of securities of Common Stock pursuant to Company 401(k) matches, (v) any issuances of securities to consultants, financial advisers or public relations consultants to the Company so long as such issuances do not in the aggregate exceed ten percent (10%) of the Company's issued and outstanding shares of Common Stock as of the Issuance Date, (vi) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date hereof (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders), (vii) the issuance of the Notes and the Warrants (each as defined below), (viii) securities issued pursuant to a bona fide firm underwritten public offering of the Company’s securities, (ix) the payment of liquidated damages pursuant to a Registration Rights Agreement, and (x) the issuance of common stock upon the exercise or conversion of any securities described in clauses (i) through (ix) above. For purposes of this Certificate of Designations, (A) “Notes” shall mean collectively, each of the following, as the same may be amended from time to time: (1) the senior secured convertible promissory notes issued pursuant to those certain Note and Warrant Purchase Agreements dated as of March 31, 2006 and April 12, 2006 (the "2006 Purchase Agreements”), by and among the Company and the purchasers listed therein, (2) the additional senior secured convertible promissory notes in the aggregate principal amount of up to $3,600,000 issued pursuant to that certain Note and Warrant Purchase Agreement, dated as of September 21, 2007 (collectively with the 2006 Purchase Agreements, the "Purchase Agreements”), and (3) any additional senior secured convertible promissory notes issued from time to time as interest on the outstanding principal balance of the foregoing promissory notes; and (B) “Warrants” shall mean, collectively, each of the following, as the same may be amended from time to time: (A) the warrants to purchase shares of Common Stock issued pursuant to the Purchase Agreements; and (B) the warrants to purchase shares of Common Stock issued in connection with the amendment of the senior secured convertible promissory notes issued pursuant to the 2006 Purchase Agreements.

(f) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series C Preferred Stock as provided herein, the Company cannot refuse conversion (subject to the limitations set forth in Section 7 herein) based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series C Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 100% of the Liquidation Preference Amount of the Series C Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment. If the Company is the prevailing party in any legal action or other legal proceeding relating to the Conversion Rights of the holders of the Series C Preferred Stock, then the Company shall be entitled to recover from the holders of Series C Preferred Stock reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the Company may be entitled).

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series C Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series C Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series C Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series C Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series C Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the Closing Bid and Ask Prices of the Common Stock for the five (5) consecutive trading immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable.

(k) Reservation of Common Stock. The Company shall, so long as any shares of Series C Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series C Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 110% of the number of shares of Common Stock for which the shares of Series C Preferred Stock are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Series C Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series C Preferred Stock based on the number of shares of Series C Preferred Stock held by each holder of record at the time of issuance of the Series C Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series C Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series C Preferred Stock shall be allocated to the remaining holders of Series C Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock then held by such holder.

(l) Retirement of Series C Preferred Stock. Conversion of Series C Preferred Stock shall be deemed to have been effected on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series C Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series C Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series C Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Series C Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Conversion Restrictions.

(a) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designations, at no time, other than in a bona fide Change of Control (as defined below) transaction, may a holder of shares of Series C Preferred Stock convert shares of the Series C Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series C Preferred Stock providing the Company with sixty-one (61) days notice (pursuant to Section 5(i) hereof) (the "Waiver Notice") that such holder would like to waive Section 7(a) of this Certificate of Designations with regard to any or all shares of Common Stock issuable upon conversion of Series C Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series C Preferred Stock referenced in the Waiver Notice. In the event a holder is unable to fully convert its shares of Series C Preferred Stock in connection with either a mandatory conversion pursuant to Section 5(c) hereof, or a conversion election following the delivery of a Company's Redemption Notice pursuant to Section 8(e) hereof due to the restrictions set forth in this Section 7(a), such holder may elect to receive Series D Convertible Preferred Stock of the Company in lieu of shares of Common Stock convertible into the number of shares of Common Stock that would have been delivered to such holder but for the limitations set forth in this Section 7(a). The foregoing sentence shall not preclude a holder from waiving at any time its rights to limit its ownership to (i) 4.99% of all of the Common Stock issued and outstanding at such time in accordance with this Section 7(a) or (ii) 9.99% of all of the Common Stock issued and outstanding at such time in accordance with Section 7(b) hereof.

(b) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designations, at no time may a holder of shares of Series C Preferred Stock convert shares of the Series C Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon a holder of Series C Preferred Stock providing the Company with a Waiver Notice that such holder would like to waive Section 7(b) of this Certificate of Designations with regard to any or all shares of Common Stock issuable upon conversion of Series C Preferred Stock, this Section 7(b) shall be of no force or effect with regard to those shares of Series C Preferred Stock referenced in the Waiver Notice.

8. Redemption.

(a) Redemption Option Upon Change of Control. In addition to any other rights of the Company or the holders of Series C Preferred Stock contained herein, simultaneous with the occurrence of a Change of Control (as defined below), the Company, at its option, or each holder of Series C Preferred Stock, at such holder's option, shall have the right to redeem or cause the Company to redeem, as applicable, all or a portion of the outstanding Series C Preferred Stock in cash at a price per share of Series C Preferred Stock equal to 100% of the Liquidation Preference Amount (the "Change of Control Redemption Price"). Notwithstanding the foregoing to the contrary, (i) the Company may effect a redemption pursuant to this Section 8(a) only if (A) a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock is then in effect, (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), and (C) the Company is in material compliance with the terms and conditions of this Certificate of Designations and the other Transaction Documents; and (ii) in the case of a redemption at the option of a holder or holders of the Series C Preferred Stock, the Company shall have the sole option to pay the Change of Control Redemption Price in cash or shares of Common Stock. The number of shares of Common Stock to be issued as the Change of Control Redemption Price shall be determined by dividing (i) the total amount of the Change of Control Redemption Price by (ii) the average Closing Bid and Ask Price of the Common Stock for the five (5) trading days immediately preceding the date such Change of Control Redemption Price is due.

(b) "Change of Control". A "Change of Control" shall be deemed to have occurred at such time as a third party not affiliated with the Company or any holders of the Series C Preferred Stock shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than 50% of the outstanding voting securities of the Company.

(c) Mechanics of Redemption at Option of Buyer Upon Change of Control.

(i) No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Change of Control") to each holder of Series C Preferred Stock. At any time after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least ten (10) days prior to a Change of Control, at any time within ten (10) days prior to a Change of Control), any holder of Series C Preferred Stock then outstanding may require the Company to redeem, effective immediately prior to the consummation of such Change of Control, all of the holder's Series C Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer Upon Change of Control") to the Company, which Notice of Redemption at Option of Buyer Upon Change of Control shall indicate (i) the number of shares of Series C Preferred Stock that such holder is electing to redeem and (ii) the Change of Control Redemption Price, as calculated pursuant to Section 8(a) above.

(ii) Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Change of Control from any holder of Series C Preferred Stock, the Company shall promptly notify each holder of Series C Preferred Stock by facsimile of the Company's receipt of such Notice(s) of Redemption at Option of Buyer Upon Change of Control and each holder which has sent such a notice shall promptly submit to the Company such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Change of Control Redemption Price shall be paid in cash, or at the option of the Company in the case of a redemption at the option of the holders of Series C Preferred Stock, in shares of Common Stock, in accordance with Sections 8(a) and (b) and Section 9 of this Certificate of Designations. The Company shall deliver the Change of Control Redemption Price immediately prior to or simultaneously with the consummation of the Change of Control; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company (or an indemnification undertaking with respect to such Preferred Stock Certificates in the event of their loss, theft or destruction); provided further that if the Company is unable to redeem all of the Series C Preferred Stock to be redeemed, the Company shall redeem an amount from each holder of Series C Preferred Stock being redeemed equal to such holder's pro-rata amount (based on the number of shares of Series C Preferred Stock held by such holder relative to the number of shares of Series C Preferred Stock outstanding) of all Series C Preferred Stock being redeemed. If the Company shall fail to redeem all of the Series C Preferred Stock submitted for redemption (other than pursuant to a dispute as to the arithmetic calculation of the Redemption Price), in addition to any remedy such holder of Series C Preferred Stock may have under this Certificate of Designations, the Change of Control Redemption Price payable in respect of such unredeemed Series C Preferred Stock shall bear interest at the rate of 1.0% per month (prorated for partial months) until paid in full. Until the Company pays such unpaid Change of Control Redemption Price in full to a holder of shares of Series C Preferred Stock submitted for redemption, such holder shall have the option (the "Void Optional Redemption Option") to, in lieu of redemption, require the Company to promptly return to such holder(s) all of the shares of Series C Preferred Stock that were submitted for redemption by such holder(s) under this Section 8 and for which the Change of Control Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice"). Upon the Company's receipt of such Void Optional Redemption Notice(s) and prior to payment of the full Change of Control Redemption Price to such holder, (i) the Notice(s) of Redemption at Option of Buyer Upon Change of Control shall be null and void with respect to those shares of Series C Preferred Stock submitted for redemption and for which the Change of Control Redemption Price has not been paid, (ii) the Company shall immediately return any Series C Preferred Stock submitted to the Company by each holder for redemption under this Section 8(c) and for which the Change of Control Redemption Price has not been paid, and (iii) the Conversion Price of such returned shares of Series C Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price and (B) the lowest Closing Bid and Ask Price during the period beginning on the date on which the Notice(s) of Redemption at Option of Buyer Upon Change of Control is delivered to the Company and ending on the date on which the Void Optional Redemption Notice(s) is delivered to the Company; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect. A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice other than interest payments.

(d) Mechanics of Redemption at Option of Company Upon Change of Control. At any time within ten (10) days prior to a Change of Control transaction, the Company may redeem, effective immediately prior to the consummation of such Change of Control, all of the holder's Series C Preferred Stock then outstanding by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Company Upon Change of Control") to each holder of Series C Preferred Stock, which Notice of Redemption at Option of Company Upon Change of Control shall indicate (i) the number of shares of Series C Preferred Stock that the Company is electing to redeem and (ii) the Change of Control Redemption Price, as calculated pursuant to Section 8(a) above. The Change of Control Redemption Price shall be paid in cash in accordance with Section 8(a) of this Certificate of Designations. On or prior to the Change of Control, the holders of Series C Preferred Stock shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Notice of Redemption at Option of Company Upon Change of Control. The Company shall deliver the Change of Control Redemption Price immediately prior to or simultaneously with the consummation of the Change of Control; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Company (or an indemnification undertaking with respect to such Preferred Stock Certificates in the event of their loss, theft or destruction). From and after the Change of Control transaction, unless there shall have been a default in payment of the Change of Control Redemption Price, all rights of the holders of Series C Preferred Stock as a holder of such Series C Preferred Stock (except the right to receive the Change of Control Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to any redeemed shares of Series C Preferred Stock, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Notwithstanding the foregoing to the contrary, nothing contained herein shall limit a holder’s ability to convert its shares of Series C Preferred Stock following the receipt of the Notice of Redemption at Option of Company Upon Change of Control and prior to the consummation of the Change of Control transaction.

(e) Company's Redemption Option. The Company may redeem all or a portion of the Series C Preferred Stock outstanding upon five (5) business days prior written notice (the "Company's Redemption Notice") at a price per share of Series C Preferred Stock equal to 110% of the Liquidation Preference Amount (the “Company’s Redemption Price”); provided, that if a holder has delivered a Conversion Notice to the Company for all or a portion of the shares of Series C Preferred Stock, such shares of Series C Preferred Stock designated to be redeemed may be converted by such holder; provided further that if during the period between delivery of the Company's Redemption Notice and the Redemption Date a holder shall become entitled to deliver a Notice of Redemption at Option of Buyer Upon Change of Control, then the right of such holder shall take precedence over the previously delivered Company Redemption Notice. If a holder delivers a Conversion Notice but is prohibited from converting all of its shares of Series C Preferred Stock as a result of the restrictions contained in Section 7 of this Certificate of Designations, such shares of Series C Preferred Stock shall be exchanged for shares of a new series of preferred stock with preferences, rights and limitations substantially similar to those of the Series C Preferred Stock. The Company's Redemption Notice shall state the date of redemption which date shall be five (5) business days after the Company has delivered the Company's Redemption Notice (the "Company's Redemption Date"), the Company's Redemption Price and the number of shares to be redeemed by the Company. The Company shall deliver the Company's Redemption Price to the holder(s) within five (5) business days after the Company has delivered the Company's Redemption Notice, provided, that if the holder(s) delivers a Conversion Notice before the Company's Redemption Date, then the portion of the Company's Redemption Price which would be paid to redeem the shares of Series C Preferred Stock covered by such Conversion Notice shall be returned to the Company upon delivery of the Common Stock issuable in connection with such Conversion Notice to the holder(s). On the Redemption Date, the Company shall pay the Company's Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the holder(s) on a pro rata basis, provided, however, that upon receipt by the Company of the Preferred Stock Certificates to be redeemed pursuant to this Section 8(e), the Company shall, on the next business day following the date of receipt by the Company of such Preferred Stock Certificates, pay the Company's Redemption Price, subject to any adjustment pursuant to the immediately preceding sentence, to the holder(s) on a pro rata basis. Notwithstanding the foregoing to the contrary, the Company may effect a redemption pursuant to this Section 8(e) only if (A) a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock is then in effect, (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), (C) the Company is in material compliance with the terms and conditions of this Certificate of Designations and the other Transaction Documents, and (D) the Company is not in possession of any material non-public information. Nothing contained herein shall limit a holder’s ability to convert its shares of Series C Preferred Stock following the receipt of the Company’s Redemption Notice and prior to the Company's Redemption Date.

9. Inability to Fully Convert.

(a) Holder's Option if Company Cannot Fully Convert. If, upon the Company's receipt of a Conversion Notice or on the Mandatory Conversion Date, the Company cannot issue shares of Common Stock registered for resale under a registration statement for any reason (unless such registration statement is not then required to be effective pursuant to the Registration Rights Agreement), including, without limitation, because the Company (w) does not have a sufficient number of shares of Common Stock authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series C Preferred Stock pursuant to a Conversion Notice or (y) fails to have a sufficient number of shares of Common Stock registered for resale under the registration statement (unless such registration statement is not then required to be effective pursuant to the Registration Rights Agreement), then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above and, with respect to the unconverted Series C Preferred Stock (other than unconverted Series C Preferred Stock as a result of the restrictions contained in Sections 7(a) or 7(b) hereof), the holder, solely at such holder's option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i) require the Company to redeem from such holder those shares of Series C Preferred Stock for which the Company is unable to issue Common Stock in accordance with such holder's Conversion Notice ("Mandatory Redemption") at a price per share equal to the Change of Control Redemption Price as of such Conversion Date (the "Mandatory Redemption Price"); provided that the Company shall have the sole option to pay the Mandatory Redemption Price in cash or shares of Common Stock. The number of shares of Common Stock to be issued as the Mandatory Redemption Price shall be determined by dividing (i) the total amount of the Mandatory Redemption Price by (ii) the average Closing Bid and Ask Price of the Common Stock for the five (5) trading days immediately preceding the date such Mandatory Redemption Price is due;

(ii) if the Company's inability to fully convert Series C Preferred Stock is pursuant to Section 9(a)(y) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 5(b)(ii) above;

(iii) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series C Preferred Stock that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice); or

(iv) exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 5(b)(vi) hereof.

(b) Mechanics of Fulfilling Holder's Election. The Company shall promptly send via facsimile to a holder of Series C Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 9(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the "Inability to Fully Convert Notice"). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, (ii) the number of Series C Preferred Stock which cannot be converted and (iii) the applicable Mandatory Redemption Price. Such holder shall notify the Company of its election pursuant to Section 9(a) above by delivering written notice via facsimile to the Company ("Notice in Response to Inability to Convert").

(c) Pro-rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series C Preferred Stock on the same day and the Company can convert and redeem some, but not all, of the Series C Preferred Stock pursuant to this Section 9, the Company shall convert and redeem from each holder of Series C Preferred Stock electing to have Series C Preferred Stock converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of Series C Preferred Stock held by such holder relative to the number shares of Series C Preferred Stock outstanding) of all shares of Series C Preferred Stock being converted and redeemed at such time.

(d) Payment of Redemption Price. If such holder shall elect to have its shares redeemed pursuant to Section 9(a)(i) above, the Company shall pay the Mandatory Redemption Price to such holder within thirty (30) days of the Company's receipt of the holder's Notice in Response to Inability to Convert, provided that prior to the Company's receipt of the holder's Notice in Response to Inability to Convert the Company has not delivered a notice to such holder stating, to the satisfaction of the holder, that the event or condition resulting in the Mandatory Redemption has been cured and all Common Stock issuable to such holder in accordance with such holder's Conversion Notice can and will be delivered to the holder. If the Company shall fail to pay the applicable Mandatory Redemption Price to such holder on a timely basis as described in this Section 8(d) (other than pursuant to a good faith dispute of the arithmetic calculation of the Mandatory Redemption Price), in addition to any remedy such holder of Series C Preferred Stock may have under this Certificate of Designation, such unpaid amount shall bear interest at the rate of 1.0% per month (prorated for partial months) until paid in full. Until the full Mandatory Redemption Price is paid in full to such holder, such holder may (i) void the Mandatory Redemption with respect to those shares of Series C Preferred Stock for which the full Mandatory Redemption Price has not been paid, (ii) receive back such shares of Series C Preferred Stock, and (iii) require that the Conversion Price of such returned shares of Series C Preferred Stock be adjusted to the lesser of (A) the Conversion Price and (B) the average Closing Bid and Ask Price during the five day period ending on the date the holder voided the Mandatory Redemption.

10. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than 75% of the then outstanding shares of Series C Preferred Stock, shall be required (a) for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series C Preferred Stock or (b) for the issuance of additional shares of Series C Preferred Stock.

11. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series C Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company (in form and substance satisfactory to the Company) and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series C Preferred Stock into Common Stock.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach, the holders of the Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach or the Series C Preferred Stockholders' reasonable perception of a threatened breach by the Company of the provisions of this Certificate of Designations, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series C Preferred Stock and shall not be construed against any person as the drafter hereof.

14. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series C Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

    IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this ___ day of September, 2007.

GLOWPOINT, INC.

By:
Name:
Title:

EXHIBIT I

GLOWPOINT, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C Preferred Stock of Glowpoint, Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $.0001 per share (the "Preferred Shares"), of Glowpoint, Inc., a Delaware corporation (the "Company"), indicated below into shares of Common Stock, par value $.0001 per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:   ______________________________________________________________________

Number of Preferred Shares to be converted:     ____________________________________________________

Stock certificate no(s). of Preferred Shares to be converted:   _________________________________________

The Common Stock have been sold pursuant to the Registration Statement (as defined in the Registration Rights Agreement): YES ____ NO____

Please confirm the following information:

Conversion Price:   _________________________________________________________________________

Number of shares of Common Stock to be issued:  _________________________________________________

Number of shares of Common Stock beneficially owned or deemed
beneficially owned by the Holder on the Date of Conversion:   ________________________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:    ____________________________________________________________________________
        ____________________________________________________________________________
        ____________________________________________________________________________

Facsimile Number:   ________________________________________________________________________

Name of bank/broker due to receive the underlying Common Stock:   ___________________________________

Bank/broker's four digit "DTC" participant number
(obtained from the receiving bank/broker):   ______________________________________________________

Authorization:    _______________________________________________________________________
             By:
             Title:

Dated:   __________________